Exhibit 99.1

Investor Relations Contact:

Lippert / Heilshorn & Associates

Cathy Mattison

(415) 433-3777

cmattison@lhai.com

Axesstel Appoints Henrik Hoeffner to Lead Worldwide Sales and Marketing

- Former SVP Sales for EMEA and APAC promoted to Chief Marketing Officer -

- Completes refinance of term loan -

SAN DIEGO, CA – April 6, 2011 – Axesstel (OTCQB: AXST), a leading provider of fixed wireless voice and broadband data products to the worldwide telecommunications market, announced it has promoted Henrik Hoeffner to the position of Chief Marketing Officer.

Hoeffner has been with Axesstel since 2006 and most recently served as Senior Vice President of Sales in the EMEA and Asia Pacific regions. In his new role, Hoeffner will oversee Axesstel’s sales, marketing and product strategy efforts on a worldwide basis.

“Henrik has proven to be a terrific sales manager and strategist,” said Clark Hickock, CEO of Axesstel. “Since joining us in 2006, he has generated consistent results. In moving Henrik to Chief Marketing Officer, we will apply his sales management talents to our worldwide sales efforts. We also plan to leverage Henrik’s extensive industry background and close connection with our customers to help shape our product strategy. He will provide valuable leadership as we build on our success in developing products to meet specific customer requirements.”

Hoeffner brings twenty years of experience in the wireless industry to his new position. Prior to joining Axesstel, he served in various sales and management positions with Novatel Wireless, Inc. and Siemens Communications.

Axesstel also reported that it has successfully refinanced a term loan that was to mature on April 8, 2011. The company secured a new 10,000,000 Chinese Yuan (equivalent to $1.5 million at April 1, 2011) term loan from Bank of Communications in China. The loan bears interest at the People’s Bank of China twelve-month adjustable rate, which was 7% per annum at April 1, 2011, and matures on March 31, 2012. Proceeds from the loan were used to repay the company’s existing 10,000,000 Chinese Yuan term loan with China Construction Bank.

About Axesstel, Inc.

Axesstel (OTCQB: AXST) is a leading provider of fixed wireless voice and broadband access solutions for the worldwide telecommunications market. Axesstel’s best in class product portfolio includes wireless desktop phones and terminals for wire-line replacement applications, 3G and 4G broadband modems and gateway devices, machine to machine security devices, fixed wireless phones and voice/data terminals for high-speed data and voice calling services. The company has supplied millions of fixed wireless phones, modems, and gateways to leading telecommunications operators and distributors in over 50 countries worldwide. Axesstel is headquartered in San Diego, California. For more information on Axesstel, visit www.axesstel.com.

© 2011 Axesstel, Inc. All rights reserved. The Axesstel logo is a trademark of Axesstel, Inc.